Exhibit 99.1

SUMMARY OF CERTAIN COMPENSATION COMMITTEE ACTIONS,
EFFECTIVE DECEMBER 8, 2009

On December 8, 2009, the Compensation Committee approved the following awards for Robert W. Manly, IV, the Company’s Executive Vice President and Chief Financial Officer:

1.           An incentive cash bonus award pursuant to the performance grant component of the Smithfield Foods, Inc. 2008 Incentive Compensation Plan (the “2008 Plan”) for the measurement period of November 2, 2009 to May 2, 2010 (the Company’s third and fourth quarters) of:

•	0% of the first $50 million of Company net profits, and
•	0.5% of Company net profits in excess of $50 million.

Net profits are generally defined as net income before deduction for income taxes and incentive payments to key employees.

2.           In recognition of the significant contributions made by Mr. Manly to the success of the various financing projects the Company completed in fiscal 2010:

•	A one-time cash bonus of $500,000, and
•
An award of 50,000 performance share units under the 2008 Plan subject to performance conditions. In addition to the performance conditions, these performance share units have two year cliff vesting from the date of grant.  All performance share units fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan).